Exhibit 99.4

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As previously disclosed, on October 2, 2010, Microsemi entered into an Agreement and Plan of Merger by and among Artful Acquisition Corp., a California corporation and a wholly owned subsidiary of Microsemi (“Purchaser”), and Actel Corporation, a California corporation (“Actel”), pursuant to which, and on the terms and subject to the conditions thereof, Purchaser commenced a cash tender offer (the “Offer”) on October 4, 2010 to purchase all of the outstanding shares of Actel’s common stock, par value $0.001 per share, together with the associated preferred stock purchase rights issued in connection with and subject to the Preferred Stock Rights Agreement dated as of October 17, 2003, between Actel and Wells Fargo Bank, N.A., as amended (such rights together with the shares of common stock, the “Shares”), or such reduced amount of Shares as described therein, at a purchase price of $20.88 per Share, net to the tendering shareholder in cash, without interest and less any required withholding taxes (the “Per Share Amount”). On November 2, 2010, pursuant to the terms and conditions of the Merger Agreement, Purchaser was merged with and into Actel with Actel continuing as the surviving corporation and as a wholly owned subsidiary of Microsemi. At the effective time of the Merger, each Share outstanding (other than Shares owned by Actel, Microsemi, Purchaser, or any direct or indirect wholly owned subsidiary of Microsemi or Actel, or held by shareholders who properly demand and perfect dissenters’ rights under California law) was converted into the right to receive the Per Share Amount.

The unaudited pro forma condensed combined balance sheet combines Microsemi’s October 3, 2010 consolidated balance sheet with Actel’s July 4, 2010 unaudited condensed consolidated balance sheet. The unaudited pro forma condensed combined balance sheet gives pro forma effect as if the Actel acquisition had been completed on October 3, 2010.

The unaudited pro forma condensed combined statement of operations combines Microsemi’s consolidated statement of operations, adjusted for the pro forma impact of our acquisitions of White Electronic Designs Corporation (“White Electronic”), VT Silicon and Arxan Defense Systems, Inc. (“ADS”), for the twelve months ended October 3, 2010 with Actel’s unaudited condensed consolidated statement of operations for the twelve months ended July 4, 2010. The acquisitions to White Electronic, VT Silicon and ADS occurred on April 30, 2010, September 10, 2010 and September 14, 2010, respectively. The unaudited pro forma condensed combined statement of operations gives pro forma effect as if all acquisitions had been completed on September 28, 2009.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances.

A final determination of fair values relating to the Actel acquisition may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of Actel that existed as of the date of the completion of the Actel acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Microsemi, Actel and White Electronic with the Securities and Exchange Commission.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF OCTOBER 3, 2010

(in thousands)

	Historical Microsemi	Historical Actel	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$199,950	$35,558	$(548,590)	(1)	$81,635
			(16,859)	(2)
			411,576	(3)
Short-term investments	—	124,454	—		124,454
Accounts receivable	78,722	44,121	—		122,843
Inventories	126,151	36,417	10,647	(4)	173,215
Deferred income taxes	12,620	1,729	—		14,349
Other current assets	14,726	6,237	—		20,963

Total current assets	432,169	248,516	(143,226)		537,459

Long-term investments	—	2,812	—		2,812
Property and equipment, net	75,913	20,651	—		96,564
Goodwill and other intangible assets, net	363,175	34,553	393,764	(5)	791,492
Other assets	8,629	28,960	—		37,589

TOTAL ASSETS	$879,886	$335,492	$250,538		$1,465,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,827	$16,334	$—		$50,161
Accrued liabilities	37,496	17,983	—		55,479
Deferred income on shipments to distributors	—	39,917	(39,917)	(6)	—

Total current liabilities	71,323	74,234	(39,917)		105,640

Long-term liabilities	42,120	20,443	425,000	(3)	591,963
			104,400	(7)
Stockholders’ equity:
Common stock	16,648	26	(26)	(8)	16,648
Capital in excess of par value of common stock	543,628	244,838	(244,838)	(8)	558,922
			15,294	(9)
Retained earnings (deficit)	205,713	(4,390)	4,390	(8)	192,289
			(13,424)	(3)
Accumulated other comprehensive income (loss)	454	341	(341)	(8)	454

Total stockholders’ equity	766,443	240,815	(238,945)		768,313

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$879,886	$335,492	$250,538		$1,465,916

The total estimated consideration as shown in the table below is allocated to Actel’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the transaction. The preliminary estimated consideration is allocated as follows (in thousands):

Calculation of consideration:
Cash consideration to Actel shareholders (1)	$548,590
Change in control payments (2)	16,859
Fair value of vested equity awards assumed by Microsemi (9)	15,294

Total consideration	580,668

Preliminary allocation of consideration:
Book value of Actel’s net assets	240,815
Adjustments to historical net book value:
Inventories (4)	10,647
Intangible assets (5)	261,000
Deferred income on shipments to distributors (6)	39,917
Deferred tax liability (7)	(104,400)

Adjustment to goodwill (5)	$132,764

A final determination of fair values relating to the transaction may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of Actel that existed as of the date of the completion of the transaction. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.

(1)	Cash consideration paid to Actel shareholders based upon approximately 26.3 million Actel shares issued and outstanding less treasury shares as of the transaction date at $20.88 per share.

(2)	Cash consideration paid to Actel directors and certain executive officers under change in control agreements including cash payments for non-assumed equity awards of $15.9 million and severance payments of $1.0 million.

(3)	Amounts represent borrowings, net proceeds and costs under a credit facility that Microsemi entered into in connection with the acquisition of Actel.

(4)	Amount represents the adjustment to mark up inventories acquired from Actel to their estimated fair value less cost to sell.

(5)	Of the total estimated purchase price, we allocated $155.0 million to completed technology that is expected to amortize over an average life of eight years; $19.0 million in backlog that is expected to amortize over a life of one year; $83.0 million to customer relationships that are expected to amortize over a life of four years; and $4.0 million in trade name that is expected to amortize over a life of three years. We expect to utilize the straight line method of amortization for completed technology, customer relationships and trade name and the estimated fulfillment period for backlog. This allocation is preliminary and is based on our best estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation. A $1.0 million increase or decrease in value allocated to completed technology would increase or decrease annual amortization by approximately $0.1 million. A $1.0 million increase or decrease in value allocated to backlog would increase or decrease annual amortization by approximately $1.0 million. A $1.0 million increase or decrease in value allocated to customer relationships or trade name would each increase or decrease annual amortization by approximately $0.3 million.

The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets were discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The useful lives of completed technology rights are based on the number of years in which net cash flows have been projected. The useful life of backlog is estimated based upon the fulfillment period. The useful lives of customer relationships are estimated based upon the length of the relationships currently in place, historical attrition patterns and natural growth and diversification of other potential customers. The useful life of the trade name was estimated based on the period in which a benefit could be ascribed to the Actel trade name.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Historical performance including sales and profitability.

•	Business prospects and industry expectations.

•	Estimated economic life of asset.

•	Development of new technologies.

•	Acquisition of new customers.

•	Attrition of existing customers.

•	Obsolescence of technology over time.

The preliminary allocation of purchase price resulted in the allocation of an incremental $132.8 million to goodwill. The factors that contributed to a purchase price resulting in the recognition of goodwill include:

•	The premium paid over the market capitalization of Actel immediately prior to the merger announcement.

•	Our belief that the merger will create a more diverse semiconductor company with expansive offerings which will enable us to expand our product offerings.

•

Our belief that both companies are each committed to improving cost structures and that our combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(6)	Amount represents the estimated adjustment to reflect deferred income of shipments to distributors at fair value.

(7)	Amount represents the deferred tax liability related to the $261.0 million in amortizable intangible assets.

(8)	Amounts represent the elimination of Actel’s historical equity accounts at July 4, 2010.

(9)	Amount represents a preliminary estimate of the fair value of approximately 1.4 million vested Actel equity awards that were assumed and converted into Microsemi equity awards.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED OCTOBER 3, 2010

(In thousands, except per share amounts)

	Pro Forma Microsemi (4)	Historical Actel	Pro Forma Adjustments		Pro Forma Combined
Net sales	$549,234	$206,986	$—		$756,220
Cost of sales	291,893	78,731	—		370,624

Gross profit	257,341	128,255	—		385,596

Operating expenses:
Selling and general and administrative	137,052	57,651	—		194,703
Amortization of intangible assets	26,508	772	60,458	(1)	87,738
Research and development costs	65,304	58,970	—		124,274
Restructuring and severance charges	2,107	2,705	—		4,812

Total operating expenses	230,971	120,098	60,458		411,527

Operating income (loss)	26,370	8,157	(60,458)		(25,931)

Interest and other income (expense), net	(824)	1,764	(19,023)	(2)	(18,083)

Income (loss) before income taxes	25,546	9,921	(79,481)		(44,014)

Provision (benefit) for income taxes	(7,038)	309	(31,793)	(3)	(38,522)

Net income (loss)	$32,584	$9,612	$(47,688)		$(5,492)

Net income per share:
Basic	$0.40				$(0.07)
Diluted	$0.40				$(0.07)
Weighted-average common shares outstanding:
Basic	80,797				80,797
Diluted	81,541				80,797

(1)	Amount reflects amortization of intangibles related to the fair value of intangible assets acquired. We expect to utilize the straight line method of amortization for completed technology, customer relationships and trade name and the estimated fulfillment period for backlog. Calculation of pro forma amortization expense is as follows (in thousands):

	Asset Amount	Weighted Average Useful Life (Years)	Amortization Expense
Completed technology	$155,000	8	$19,375
Backlog	19,000	1	19,000
Customer relationships	83,000	4	20,750
Trade name	4,000	3	1,333

	$261,000		$60,458

(2)	Amount represents the interest expense from borrowings incurred to fund the Actel acquisition and foregone interest income for additional cash amounts that were paid to equal total cash consideration. Pro forma incremental interest expense is based on a weighted average term loan balance of $374.3 million, the minimum amortization of principal allowed under Microsemi’s credit facility, repayment of the $50.0 million initially borrowed under the revolving credit facility and a weighted average interest rate of 5.0%. The interest rate reflects LIBOR during the pro forma period below the 1.5% LIBOR floor and a 3.5% LIBOR spread in accordance with the terms of Microsemi’s credit facility. Foregone interest income is based on additional cash amounts of $153.9 million and an average marginal interest rate earned on the lowest yielding investments of 0.20%.

(3)	Amount reflects the pro forma tax effect of the above adjustments.

(4)	Historical Microsemi amounts were adjusted to give pro forma effect to the acquisitions of White Electronic, VT Silicon and ADS (the “Prior Acquisitions”) as if they had been completed on September 28, 2009. The adjustments were as follows (in thousands):

	Historical Microsemi	Pro Forma Adjustments		Pro Forma Microsemi
Net sales	$518,268	$30,966	(5)	$549,234
Cost of sales	270,057	21,836	(5)	291,893

Gross profit	248,211	9,130		257,341

Operating expenses:
Selling and general and administrative	114,663	22,389	(5)	137,052
Amortization of intangible assets	20,165	6,343	(6)	26,508
Research and development costs	55,395	9,909	(5)	65,304
Restructuring and severance charges	2,107	—		2,107

Total operating expenses	192,330	38,641		230,971

Operating income (loss)	55,881	(29,511)		26,370

Interest and other income (expense), net	(850)	176	(5)	(824)
		(150	) (7)

Income (loss) before income taxes	55,031	(29,485)		25,546

Provision (benefit) for income taxes	(4,007)	(434	) (5)	(7,038)
		(2,597	) (8)

Net income (loss)	$59,038	$(26,454)		$32,584

(5)	Amounts represent the incremental historical amounts required to report the Prior Acquisitions as if they occurred on September 28, 2009.

(6)	Amount reflects incremental expense from the amortization of intangibles assets related to the Prior Acquisitions as if they occurred on September 28, 2009.

	Asset	Weighted Average Useful Life
	Amount	(Years)
Completed technology	$25,485	7
Backlog	5,100	1
Customer relationships	25,580	8
Trade name	900	5
	$57,065

(7)	Amount represents the reduction of interest income that would have been recorded based on the cash consideration of the Prior Acquisitions and an average marginal interest rate earned on the lowest yielding investments of 0.15%.

(8)	Amount reflects the pro forma tax effect on the adjustments in (6) and (7).